                                                                    EXHIBIT 99.2


FRIDAY JULY 31, 1998

COMPANY PRESS RELEASE

SOURCE: Sunstone Hotel Investors, Inc.

CORRECTION -- SUNSTONE HOTEL INVESTORS, INC.


IN CGTH043, SUNSTONE COMMENCES OFFERING OF $50 MILLION ENHANCED PERPETUAL INCOME PREFERRED SECURITIES(SM), MOVED THURSDAY, JULY 30, WE ARE ADVISED BY THE COMPANY THAT THE FIRST GRAPH, LAST SENTENCE SHOULD READ "IT IS EXPECTED THAT THE CONVERSION PRICE ON THE EPIPS SHARES WILL REPRESENT A 25% PREMIUM TO THE MOST RECENT CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON THE NEW YORK STOCK EXCHANGE AT THE TIME THE EPIPS SHARES ARE PRICED," RATHER THAN "WITHIN 30 DAYS AFTER THE INITIAL ISSUANCE OF THE EPIPS SHARES," AS ORIGINALLY ISSUED. THE CORRECTED TEXT OF THE RELEASE FOLLOWS:


SUNSTONE COMMENCES OFFERING OF $50 MILLION ENHANCED PERPETUAL INCOME PREFERRED SECURITIES(SM)

SAN CLEMENTE, Calif., July 30 /PRNewswire/ -- Sunstone Hotel Investors, Inc. (NYSE: SSI news) today announced that it intends to offer, subject to market and other conditions, approximately $50 million in Enhanced Perpetual Income Preferred Securities(SM) ("EPIPS(SM)") in a firm commitment underwritten public offering. The EPIPS shares are a new class of perpetual preferred stock with an equity conversion option and a dividend participation feature that increases based upon increases in the dividend payable on the Company's Common Stock. It is expected that the conversion price on the EPIPS shares will represent a 25% premium to the most recent closing price of the Company's Common Stock on the New York Stock Exchange at the time the EPIPS shares are priced.

The Company intends to use the net proceeds from the Offering to repay indebtedness outstanding under its revolving credit facility.

Sunstone Hotel Investors, Inc. is a leading self-administered equity real estate investment trust that owns and invests in luxury, upscale and mid-price hotels located primarily in the Pacific and Mountain regions of the western United States. The Company's growth strategy is to maximize shareholder value by (i) acquiring underperforming hotels within the western United States that are in attractive locations with significant barriers to entry and (ii) improving such hotels' financial performance by renovating, redeveloping, rebranding and repositioning the hotels together with the implementation of focused sales and marketing programs. Sunstone Hotel Investors, Inc. is the only hotel REIT that currently focuses its acquisition strategy primarily in the western United States. Through Sunstone Hotel Investors, L.P., the Company owns or has invested in 61 hotels comprising 11,005 rooms.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements.
SOURCE: Sunstone Hotel Investors, Inc.